Exhibit l1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 1, 2026, with respect to the financial statements of Protective Life Insurance Company, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the Statement of Additional Information.

/s/ KPMG LLP

Birmingham, Alabama

April 15, 2026